Exhibit 99

RICHMOND, VA. July 26, 1999 -

Cornerstone Realty Income Trust, Inc. (NYSE:TCR) announced today that it has completed its merger with Apple Residential Income Trust, Inc. and now operates as a leading owner and manager of apartment communities in the South with 87 properties. The combined company owns 20,965 apartment units and has a total market capitalization approaching $1 billion.

The merger was overwhelmingly approved by shareholders of both companies on July 15, 1999. More than 92% of the voting shareholders of each company endorsed the transaction. The merged company will operate under the Cornerstone name and will continue to trade on the New York Stock Exchange under the symbol "TCR". The company's corporate headquarters remains in Richmond, VA. In connection with the transaction, Cornerstone was advised by PaineWebber Incorporated and Apple was advised by Bowles Hollowell Conner, a subsidiary of First Union Capital Markets Corp.

"When Cornerstone began operations as a start-up REIT in 1993, we envisioned becoming a company with one billion dollars in total market capitalization. This merger significantly advances this goal. Our larger, more diverse asset base will enable us to reduce our cost of capital over time. Additionally, we are in a favorable position of operating our company with significant balance sheet flexibility and a total debt-to-capitalization ratio of only 25%. We also believe we can improve future operating and administrative efficiencies as a result of the transaction," said Glade M. Knight, Chairman and Chief Executive Officer of Cornerstone.

"As a result of this merger, which will be accretive short and long term to funds from operations, we now are a major participant in many of the strongest growth markets in the South, including Atlanta, Charlotte and Dallas. This merger accomplishes our long-term goal of consolidating all of our apartment operations into one company. The transaction establishes a strong foundation for the continued growth of our company in the years ahead," Knight said.

Knight added, "The Apple portfolio consists of high quality and well located properties. In addition, the portfolio has been substantially renovated over the past two years and this renovation will translate into increased income through rental increases. These increases will be captured by the Cornerstone shareholders in future earnings. The Apple portfolio, which is of similar quality to the Cornerstone portfolio, was purchased at an average price of approximately $39,000 per unit and at a capitalization rate of approximately 10%, including all of the renovations."

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"Finally,  since Cornerstone has acted as Apple's management agent, there are no social issues to impede the integration of the two companies. We are excited to be off and running with a larger and stronger Cornerstone that is focused on significantly increasing the value of our shareholders' investments," Knight commented.

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the future results, performance or achievements of the Company to be materially different from any forward-looking statements. Such factors include, among others, the possibility that the merger of Cornerstone and Apple will not have the effect anticipated by Cornerstone, risks associated with the timing of, costs associated with, and effects of property improvements, financing commitments and general competitive factors.

For additional information please contact Glade M. Knight, Chairman and Chief Executive Officer, S.J. Olander, Executive Vice President and Chief Financial Officer, David S. McKenney, Senior Vice President of Corporate Services, or Krissy Gathright, Investor Relations Manager at (804) 643-1761. More information about Cornerstone can be found on the company's web site at http://www.cornerstonereit.com.